Exhibit 4.1
AMENDMENT NO. 4 TO RIGHTS AGREEMENT
This Amendment No. 4 to Rights Agreement (this “Amendment”) is entered into as of November 20, 2008 (to become effective on the date set forth in Section 7.0 of this Amendment), between Image Entertainment, Inc., a Delaware corporation (the “Company”), and Computershare Trust Company, N.A., a Delaware corporation, as Rights Agent (the “Rights Agent”), and amends the Rights Agreement dated as of October 31, 2005, between the Company and the Rights Agent, as amended by Amendment No. 1 to the Rights Agreement dated as of March 29, 2007, Amendment No. 2 to the Rights Agreement dated as of June 25, 2007 and Amendment No. 3 to the Rights Agreement dated as of February 2, 2008 (the “Rights Agreement”).
WHEREAS, the Company desires to amend the Rights Agreement to prevent certain Persons acting with the approval of the Board of Directors of the Company who propose to acquire all of the equity interests in the Company from becoming Acquiring Persons, and to prevent the execution, delivery or performance of the Merger Agreement (as such term is defined below) or the Voting Agreements (as such term is defined below) from resulting in a Section 11(a)(ii) Event, a Section 13 Event, a Distribution Date or a Share Acquisition Date; and
WHEREAS, this Amendment is entered into pursuant to Section 27 of the Rights Agreement prior to the time that any Person, to the knowledge of the Company, has become an Acquiring Person.
NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereto agree as follows:
1.0 Defined Terms. Terms defined in the Rights Agreement and used and not otherwise defined herein shall have the meanings given to them in the Rights Agreement.
2.0 Definition of Merger Agreement. The definition of “Merger Agreement” in Section 1 of the Rights Agreement is hereby amended and restated in its entirety to read in full as follows:
“Merger Agreement” shall mean the Agreement and Plan of Merger made and entered into as of November 20, 2008, by and among Parent, Merger Sub and the Company, as amended from time to time in accordance with its terms.
3.0 Definition of Support Agreements. The definition of “Support Agreements” in Section 1 of the Rights Agreement is hereby deleted in its entirety.
4.0 Additional Definitions. Section 1 of the Rights Agreement is hereby amended to add the following definitions, which shall be inserted into Section 1 in alphabetical order:
“Merger Sub” shall mean The Conceived Group, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent.
“Parent” shall mean Nyx Acquisitions, Inc., a Delaware corporation.

“Voting Agreements” shall mean the Voting Agreements dated as of November 20, 2008 by and between Parent and certain stockholders of the Company, as amended from time to time in accordance with their terms.
5.0 Amendment of Section 7. Paragraph (a) of Section 7 of the Rights Agreement is hereby amended by:
5.1	deleting the word “and” immediately preceding clause (iii) thereof and by adding a “,” immediately preceding clause (iii) thereof; and

5.2
by adding the following immediately following clause (iii) thereof: “or (iv) immediately prior to the Effective Time (as such term is defined in the Merger Agreement). The Company hereby agrees to promptly notify the Rights Agent, in writing, upon the occurrence of the Effective Time (as such term is defined in the Merger Agreement), which notice shall specify (i) that the Effective Time (as such term is defined the Merger Agreement) has occurred, and (ii) the date upon which the Rights established hereby expired and this Agreement terminated.”

6.0 Amendment of Section 27. Section 27 of the Rights Agreement is hereby amended by adding the following clause to the end of the last sentence: “provided that such supplement or amendment does not adversely affect the rights, duties or obligations of the Rights Agent under this Agreement.”
7.0 Addition of a New Section 35. The Rights Agreement is hereby amended by adding a Section 35 thereof which shall read as follows:
“Section 35. Exception For Merger Agreement. Notwithstanding any provision of this Agreement to the contrary, neither a Section 11(a)(ii) Event, a Section 13 Event, a Distribution Date, nor a Share Acquisition Date shall be deemed to have occurred, none of Parent, Merger Sub or any of their Affiliates or Associates shall be deemed to have become an Acquiring Person, and no holder of any Rights shall be entitled to exercise such Rights under, or be entitled to any rights pursuant to, any of Sections 3(a), 7(a), 11(a) or 13 of this Agreement, in any such case by reason of (a) the announcement of the Merger (as such term is defined in the Merger Agreement), (b) the approval, execution or delivery of the Merger Agreement or any amendments thereof, (c) the execution and delivery of the Voting Agreements or any amendments thereof, (d) the commencement or, the consummation of, any of the transactions contemplated by the Merger Agreement, including the Merger (as such term defined in the Merger Agreement) or (e) the commencement or, the consummation of, any of the transactions contemplated by the Voting Agreements.”

8.0 Addition of a New Section 36. The Rights Agreement is hereby amended by adding a Section 36 thereof which shall read as follows:
“Section 36. Force Majeure. Notwithstanding anything contained herein to the contrary, the Rights Agent shall not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, terrorist acts, shortages of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war or civil unrest.”
9.0 Effectiveness. This Amendment shall be deemed effective as of the time immediately prior to the signing of the Merger Agreement. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.
10.0 Miscellaneous. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed an original and all such counterparts shall together constitute but one and the same instrument. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal, or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 4 to the Rights Agreement to be duly executed as of the day and year first above written.

IMAGE ENTERTAINMENT, INC.
By:	/s/ MICHAEL BAYER
	Name:	Michael Bayer
	Title:	Associate General Counsel and Vice President of Business & Legal Affairs

COMPUTERSHARE TRUST COMPANY, N.A.
By:	/s/ KELLIE GWINN
	Name:	Kellie Gwinn
	Title:	Vice President

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